Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Addus Homecare Corporation

Palatine, Illinois

We hereby consent to the incorporation by reference in Registration Statement No. 333-164413 on Form S-8, of our report dated March 28, 2013, relating to the consolidated financial statements and financial statement schedule of Addus HomeCare Corporation, which appears in this Form 10-K.

/s/ BDO USA, LLP

Chicago, IL

March 28, 2013